COLLATERAL AGREEMENT

     This Collateral Agreement (the "Agreement") is hereby entered into by and between Milan Panic ("Panic") and ICN Pharmaceuticals, Inc. ("ICN") this 14th day of August, 1996.

     (a) WHEREAS, Panic is the Chairman of the Board, Chief Executive Officer and President of ICN;

     (b) WHEREAS, ICN and Panic were co-defendants in a civil action ("the Suit") in which the plaintiff sought substantial sums of money as damages. The Suit was extensively litigated, and a decision had to be made as to whether to settle the case or carry on with the Suit. ICN preferred to settle it in order to avoid the risks of a trial and additional costs. Panic contended that the plaintiff s claim was baseless and that the Suit should be defended, but he deferred to ICN's decision as to whether, and on what terms, to settle. A settlement was negotiated and concluded. However, Panic, at ICN's request, did not participate in the settlement negotiations;

     (c) WHEREAS, at all times during the pendency of the Suit, Panic.was a defendant in a separate civil suit with the same plaintiff as referred to in Recital (b). This separate suit contained issues which, if decided favorably to Panic, could have materially and favorably affected the outcome of the Suit in which the settlement was reached because of the doctrines of res judicata and collateral estoppel;

     (d) WHERAS, there is a dispute between ICN and Panic concerning responsibility for the above-referenced settlement and the Parties have reached an agreement as to how the costs of the settlement should be allocated between them;

     (e) WHEREAS, ICN has determined that it is in the best interests of ICN that it guarantee a loan granted to Panic by Sanwa Bank in the amount of $3,600,000 so as to facilitate the agreement between Panic and ICN as to the allocation of the costs of the settlement ("the Guarantee");

     (f) WHEREAS. Panic has agreed to provide certain collateral to ICN in exchange for the guarantee of said loan;

     NOW THEREFORE, IT IS RESOLVED, that for good and valuable consideration as described herein, the Parties agree as follows:

     1. ICN shall execute all of the necessary documents to effect the Guarantee referred to in Recital (e).

     2. Panic shall pledge and assign to ICN as collateral for the Guarantee the following assets which shall serve as the only recourse for the Guarantee:



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                  (a)  Panic's  right to purchase  100,000  shares of ICN common stock at $22.75 per share as granted by the Compensation Committee of the Board on July 24, 1996.

                  (b) Any and all rights which Panic or his estate might otherwise have to the proceeds of a "keyman" life insurance policy on Panic's life which shall be purchased by ICN.

                  (c) Panic shall have the right to substitute collateral for the assets listed in subparagraphs (a) and (b) above, at his option, provided that the value of the substitute collateral shall be equal to the value of the asset or assets which such substitute collateral is replacing.

     Should Panic default on the loan to Sanwa Bank and ICN be required to fulfill the obligations of the Guarantee, Paiiic's obligation to compensate or repay ICN shall be without recourse except to the extent of the assets specifically identified in subparagraphs (a) and (b) above (or the assets substituted therefor in accordance with subparagraph [c] above) and ICN's right to recover from Panic shall be limited to the rights to foreclose upon the collateral described in subparagraphs (a) and (b) above (or the assets substituted therefor in accordance with subparagraph (c) above). ICN shall have no rights to seek any deficiency if foreclosure on the assets specified in subparagraphs (a) and (b) above (or the assets substituted therefor in accordance with subparagraph (c) above) should fail to yield enough money to satisfy the obligation that Panic might otherwise have to ICN as a result of ICN's fulfillment of its obligations under the Guarantee.

     3. Should Panic fail to make any interest payments on his obligations to Sanwa Bank, ICN may tender such payment and charge the payment to Panic as an advance of the compensation to which Panic might otherwise be entitled as an office or director of ICN.

     4. ICN shall use all reasonable efforts to assert insurance claims against its insurance carriers for recovery of any and all amounts paid bv ICN to defend or settle the Suit, which efforts shall include the obligation to file suit against any insurance carrier that refuses to reimburse ICN or any officer, director or employee of it, for bad faith, breach of contract, indemnification or recovery of defense costs that may be reasonably due under such insurance policies.

     5. Should any dispute arise between the parties regarding any of the terms of this Agreement, the parties agree to submit the dispute to binding arbitration. In the event of said dispute, within thirty (30) days the parties shall determine the procedure for arbitration. Should the parties be unable to reach an agreement on the procedure for arbitration, the parties shall submit the dispute to the American Arbitration Association to be administered pursuant to its ordinary commercial procedures and rules.

     6. This Agreement shall be governed by the laws of the State of California.



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     7. This  Agreement  represents  the entire  agreement  of the parties  with respect to its subject matter, and any amendments or modifications hereto must be in writing and executed by both parties.

     8. The parties acknowledge and agree that the law firm of Segal & Klar has in the past represented, is now representing, and may in the future represent both ICN and Panic, separately and together, with respect to a variety of matters including the Suit and the related litigation referred to in the
Recitals. The parties further acknowledge and agree that they have each specifically authorized Segal & Klar to represent Panic with respect to this Agreement and that ICN has been separately represented by its in-house counsel with respect to this Agreement. The parties hereby consent to such representation by Segal & KJar and ICN's in-house counsel in connection with this Agreement and waive any right in which they might otherwise have to object to such representation based upon any actual or claimed conflict of interest or any other theory. The parties further specifically agree that Segal & Klar may continue to represent their respective interests in connection with any future proceedings which are part of or ancillary to the Suit or the related litigation referred to in the Recitals.

ICN PHARMACEUTICALS, INC.                      MILAN PANIC


By:  /S/ JOHN E. GIORDANI                       By:      /S/ MILAN PANIC
   ----------------------------                 ------------------------------

[Legal Stamp]



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                                 Attachment Sep 11, 1996 to Collateral Agreement


My signature on this document is to be effective only if ICN does not itself assume the $3.6 million obligation to Sanwa (because ICN rather than I should have incurred the loss in the sum of $3.6 million). If ICN assumes that obligation, I an to have no further liability for the note or any loan agreement or other document related thereto.

                                               /s/ Milan Panic
                                               --------------------------------